Exhibit 10.5
AMENDMENT NO. 2
TO
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement (this “Amendment”) dated as of April 27, 2021 is among TAO Group Holdings LLC, a Delaware limited liability company (the “Company”), MSG TG, LLC, a Delaware limited liability company (“MSG”), Noah Tepperberg and Jason Strauss. Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Company’s Second Amended and Restated Limited Liability Company Agreement dated as of January 31, 2017, as currently in effect and as amended by Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement dated as of May 23, 2019 (collectively, the “LLC Agreement”).
Reference is made to the Amended and Restated Limited Liability Company Agreement of TAO Group Sub-Holdings LLC, a Delaware limited liability company (“Sub”), dated as of the date of this Amendment (as it may be amended, the “Sub LLC Agreement”) among the Company, Sub, Hakkasan USA, Inc. and each of the other Members (as defined therein) set forth on the Register of Members (as defined therein) from time to time.
Pursuant to Section 8.6 of the LLC Agreement, the parties desire to amend the LLC Agreement as provided in this Amendment in order to conform certain provisions to align with provisions of the Sub LLC Agreement, and to address the other changes contemplated herein.
In consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1.Fiscal and Tax Year; Auditor. Section 3.3 of the LLC Agreement is hereby deleted in its entirety and replaced with the following:
    “Section 3.3     Fiscal and Tax Year; Auditor. The taxable year of the Company for federal, state and local income tax purposes shall end on June 30 of each year except as otherwise required by the Code and except that the taxable year that includes the Effective Time shall end on December 31, 2017. Effective June 28, 2020, the fiscal year of the Company for financial reporting purposes shall be based on a retail calendar year, following a 4-4-5 week convention consistent with retail calendar accounting periods (and with certain fiscal years following a 4-4-6 week convention, as applicable to a retail calendar for a given year), and each fiscal year of the Company shall end on the last Sunday in June (the “Company Fiscal Year”); provided, however, that certain Subsidiaries of the Company shall follow a fiscal year beginning on July 1 and ending on June 30 of the following year for financial reporting purposes if required under any management agreement with a third party to report on a month-end basis (such venues in operation as of the date of this Agreement: Ninth Avenue Hospitality LLC, 55th Street Hospitality Holdings LLC, Roof Deck Entertainment LLC and Roof Deck Australia LLC). The Company’s independent auditor shall be Deloitte LLP. For record keeping purposes, it is further acknowledged that prior to June 28, 2020, the Company Fiscal Year ended on the last Sunday of each calendar year (i.e. the last Sunday in December).”
2.Packer and Wolf Equity Repurchase; Definitions.
(a)    As of January 22, 2020, pursuant to (i) that certain Equity Repurchase Letter, dated January 17, 2020, by and among The Madison Square Garden Company, MSG and the Company, on the one hand, and Marc Packer and the Packer Rollover Holdco Members, on the other hand, and (ii) that certain Equity Repurchase Letter, dated January 17, 2020, by and among The Madison Square Garden Company, MSG and the Company, on the one hand, and Richard Wolf and the Wolf Rollover Holdco Members, on the other hand, each of Marc Packer and Richard Wolf and their respective Principal Rollover Holdco Groups ceased to be included in the Qualified Percentage Share, and (ii) each of Marc Packer and Richard Wolf ceased to be a “Qualified Principal” or “Principal” as such terms are defined in the LLC Agreement.
(b)    As set forth in the definition of “Valuation Representatives,” the Principal Base hereby designates Noah Tepperberg as a replacement Valuation Representative for Richard Wolf. This Amendment and the execution thereof by MSG shall constitute written notice to MSG of such replacement.
(c)    The definition of “Equity Incentive Plan” in Exhibit A to the LLC Agreement is hereby deleted and replaced with the following:
““Equity Incentive Plan” means any equity incentive plan approved by the Board, including, for the avoidance of doubt, participation by Company employees in any equity incentive plan of Madison Square Garden Entertainment Corp. or any of its Affiliates.”

3.Preferred Unit Put and Preferred Unit Call. Section 6.10 of the LLC Agreement is hereby deleted in its entirety and replaced with the following:
“Section 6.10     Transfers of Preferred Units Without Class A Common Units.
    On or prior to the date that is 151 days after the fifth anniversary of the date of this Agreement, the Company shall deliver written notice to each holder of Preferred Units (and each Rollover Holdco Member holding Rollover Holdco Preferred Units) other than MSG notifying each such holder of his, her or its right to Transfer (or to direct Rollover Holdco to Transfer) Preferred Units to the Company on the date that is 181 days after the fifth anniversary of the date of this Agreement (which, in the case of any Attributable Preferred Units shall be in accordance with Section 6.11(b)). Upon written notice from any such holder (other than MSG) to the Company at any time thereafter of its election to so Transfer (or to direct Rollover Holdco to Transfer) his, her or its Preferred Units, the Company shall have the obligation to purchase such Preferred Units, pursuant to this Section 6.10(a) and in accordance with Section 6.11(b) in the case of Attributed Preferred Units (a “Preferred Unit Put”). The amount paid for any Preferred Units purchased pursuant to a Preferred Unit Put shall be the Stated Preferred

Value. Payments to holders of Preferred Units who accept such offer pursuant to this Section 6.10(a) shall be made in proportion to amounts due to them.
(b)    At any time, the Company may deliver written notice to (i) each holder of Preferred Units (and each Rollover Holdco Member holding Rollover Holdco Preferred Units) other than MSG notifying each such holder of his, her or its obligation to Transfer (or, as applicable, to direct Rollover Holdco to Transfer) Preferred Units to the Company on the date set forth in such notice pursuant to this Section 6.10(b) and in accordance with Section 6.11(b) in the case of Attributable Preferred Units, or (ii) a Disapproving Principal and his Principal Rollover Holdco Group (any such notice pursuant to clause (i) or (ii), a “Preferred Unit Call”). The amount paid for any Preferred Units purchased pursuant to a Preferred Unit Call shall be the Stated Preferred Value. Payments to holders of Preferred Units pursuant to this Section 6.10(b) shall be made in proportion to amounts due to them.
(c)    In the event one or more holders exercise a Preferred Unit Put or a Preferred Unit Call, then the closing of the purchase and sale of Preferred Units contemplated thereby shall occur at such place, date and time determined by the Company, which shall be (i) in the case of a Preferred Unit Put, the later of (A) the date that is 181 days after the fifth anniversary of the date of this Agreement, and (B) the date that is 10 days following such holder’s election to exercise a Preferred Unit Put, (ii) in the case of a Preferred Unit Call, the date that is 10 days following the election to exercise a Preferred Unit Call, or (iii) in any event at such other place, date and time as is mutually agreed upon by the Company and the Members whose Preferred Units are being purchased pursuant to such Preferred Unit Put or Preferred Unit Call, as applicable. At such closing, such holder (and, any applicable Rollover Holdco Member who owns the Rollover Holdco Preferred Units that correspond to the Attributable Preferred Units being Transferred) shall execute and deliver the Required Transfer Documentation against receipt of the purchase price therefor.
(d)        On or following the “Maturity Date” under the Subordinated Credit Agreement, MSG shall have the right to Transfer Preferred Units to the Company, by written notice to the Company of such election, and the Company shall have the obligation to purchase such Preferred Units, pursuant to this Section 6.10(d) (an “MSG Preferred Unit Put”). The amount paid for any Preferred Units purchased pursuant to an MSG Preferred Unit Put shall be the Stated Preferred Value of such Preferred Units, in the aggregate.
(e)    At any time following the “Maturity Date” under the Subordinated Credit Agreement, the Company may deliver written notice to MSG notifying MSG of its obligation to Transfer Preferred Units to the Company on the date set forth in such notice pursuant to this Section 6.10(e) (any such notice, an “MSG Preferred Unit Call”). The amount paid for any Preferred Units purchased pursuant to an MSG Preferred Unit Call shall be the Stated Preferred Value.
(f)    The consideration paid for the put or call of any Preferred Units purchased by the Company pursuant to this Section 6.10 shall be paid in cash.”

4.Sub Board Representation. In accordance with the Sub LLC Agreement, it is contemplated that the Company shall designate up to ten (10) Directors to the Board (as such terms are defined in the Sub LLC Agreement), including certain officers of the Company as TAO Executive Directors (as such term is defined in the Sub LLC Agreement). The parties hereto acknowledge and agree that such designees shall be appointed solely on behalf of the Company as officers of the Company, and not in their individual capacities, and shall follow direction of the TAO Parent Directors (as such term is defined in the Sub LLC Agreement) in respect of any decisions to be made, or any Board discussions with or disclosures to other Directors on the Board. In addition to the limitations on liability in Section 4.3 of the Sub LLC Agreement, no TAO Executive Directors shall have any personal liability to the extent acting at the direction of the TAO Parent Directors.  Notwithstanding the foregoing, nothing shall limit such person’s right to (i) take the actions permitted by clauses (i) and (ii) of Exhibit H to the LLC Agreement, or (ii) exercise any Principal Veto Rights pursuant to Section 4.1(g) of the LLC Agreement.
5.Selection of FMV Depository and Investment Banking Firm. References to the selection by the American Arbitration Association or AAA of an FMV Depository in Section 6.8(a) of the LLC Agreement, and an investment bank or investment banking firm in Sections 4.2(b), 6.5(a) and 6.8(b) of the LLC Agreement, in the LLC Agreement are hereby amended and restated to instead refer to selection by the ICC International Centre for ADR pursuant to the ICC Rules for the Appointment of Experts and Neutrals.
6.Notices. Notice required under the LLC Agreement to the Company under Section 8.2 of the LLC Agreement shall be amended as follows:
If to the Company, to:
Tao Group Hospitality
Two Pennsylvania Plaza, Floor 19
New York, NY 10019
Attention: Noah Tepperberg
Jason Strauss

with a copy to each of the Qualified Principals at his address set forth on a signature page to this Amendment.

and a copy to:
Madison Square Garden Entertainment
Two Pennsylvania Plaza
New York, NY 10121
Attention: General Counsel

7.Exhibit B - Ownership of Units. As of the date of this Amendment, the number and type of Units owned by each Member and each Rollover Holdco Member is set forth on the revised Exhibit B attached hereto.

8.Miscellaneous.
(a)    Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the LLC Agreement are and shall continue to be in full force and effect in accordance with their respective terms.
(b)    References to the LLC Agreement. After the date of this Amendment, all references to “this Agreement,” “the transactions contemplated by this Agreement,” the “LLC Agreement” and phrases of similar import, shall refer to the LLC Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to January 31, 2017).
(c)    References to The Madison Square Garden Company. References to “The Madison Square Garden Company” in the LLC Agreement shall, with respect to the period commencing at 11.59 PM on April 17, 2020, refer to Madison Square Garden Entertainment Corp., unless the context otherwise requires.
(d)    Other Miscellaneous Terms. The provisions of Article VIII (Miscellaneous) of the LLC Agreement shall apply mutatis mutandis to this Amendment, and to the LLC Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.
[The next page is the signature page]

The parties have executed and delivered this Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement as of the date first written above.
TAO GROUP HOLDINGS LLC

By: /s/ Noah Tepperberg
Name:    Noah Tepperberg
Title:    Co-Chief Executive Officer

MSG TG, LLC

By: /s/ Andrew Lustgarten
Name:    Andrew Lustgarten
Title:    President

PRINCIPALS:

/s/ Noah Tepperberg
NOAH TEPPERBERG*

/s/ Jason Strauss
JASON STRAUSS*

Address:
Tao Group Hospitality
Two Pennsylvania Plaza, Floor 19
New York, NY 10019

With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention Ariel J. Deckelbaum

[Signature Page to Amendment No. 2
to Second Amended and Restated Limited Liability Company Agreement
of TAO Group Holdings LLC]